Exhibit 99.1

August 6, 2007
Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports second quarter 2007 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the second quarter of 2007. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is a leading provider of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Second Quarter Highlights
     The Company generated revenue for the second quarter of $79.8 million, an increase of $22.7 million or 39.8% over the comparable period for 2006. Operating Income was $19.4 million for the quarter, an increase of $5.8 million or 43.2% compared with the same period for 2006. EBITDA was $21.3 million, an increase of $6.8 million or 46.9% compared to the same period last year.
     The Company’s net income reported for the second quarters 2007 and 2006 is not directly comparable due primarily to the minority interest adjustment, which is related to HFF Holdings, LLC’s (Holdings) ownership interest in the Operating Partnerships as well as the change in tax structure following the restructuring transactions and initial public offering on January 30, 2007.
     The Company’s net income reported for the second quarter 2007 was $5.1 million (after an adjustment of $11.5 million for the minority ownership interest of Holdings in the Operating Partnerships) compared with net income of $12.5 million for the same period in 2006 (during which time Holdings owned 100% of the Operating Partnerships and, accordingly, there were no minority interests or associated federal income taxes). Net income attributable to Class A common stockholders for the second quarter 2007 was $0.31 per diluted share.

HFF reports second quarter 2007 financial results

     Income tax expense for the second quarter 2007 was $3.8 million and approximately $3.7 million higher when compared to $0.1 million for the second quarter 2006 when there was no similar provision for federal income taxes. This increase is attributable to the change in tax structure following the offering. These corporate tax amounts are reflected in the Company’s consolidated financial statements for the second quarter 2007 and are applicable for the period following the offering on January 30, 2007.
Six Month Results
     Revenue was $135.3 million for the six months ended June 30, 2007, an increase of $33.7 million, or 33.2% compared to the same period last year. Operating income was $27.1 million compared to $21.1 million for the same period last year, representing an increase of $6.0 million, or 28.7%. The Company reported net income of $8.3 million (after an adjustment of $15.4 million for the minority ownership interest of Holdings in the Operating Partnerships), for the six months ended June 30, 2007 compared with net income of $20.1 million for the same period last year (during which time Holdings owned 100% of the Operating Partnerships and, accordingly, there were no minority interests or associated federal income taxes). Net income attributable to Class A common stockholders for the six months ended June 30, 2007 was $6.4 million, or $0.48 per diluted share.
     EBITDA was $30.9 million for the six months ended June 30, 2007, up $8.0 million or 34.9% compared to the same period last year.
     The financial results presented in this earnings press release reflect the consolidated financial position and results of operations of Holliday GP, the Operating Partnerships, and HFF, Inc. for all periods presented. The minority interest relates to the ownership interests of Holdings in the Operating Partnerships following the offering. For a discussion of the adjustments relating to the reorganization transactions and the offering, see Note (1) to the financial statements included in this earnings press release. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.

HFF reports second quarter 2007 financial results

HFF, Inc.
Consolidated Operating Results (1)
(dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue	$79,786	$57,078	$135,331	$101,607

Operating expenses:
Cost of Services	44,151	32,701	77,688	60,142
Operating, administrative and other	15,378	10,154	28,652	18,994
Depreciation and amortization	878	691	1,898	1,416

Total expenses	60,407	43,546	108,238	80,552

Operating income	19,379	13,532	27,093	21,055

Interest and other income	994	246	1,916	444
Interest expense	(6)	(1,212)	(400)	(1,229)

Income before income taxes and minority interest	20,367	12,566	28,609	20,270

Income tax expense	3,796	84	4,892	207

Income before minority interest	16,571	12,482	23,717	20,063

Minority interest(2)	11,513	—	15,421	—

Net income	$5,058	$12,482	$8,296	$20,063

Less net income earned prior to IPO and reorganization	—	(12,482)	(1,893)	(20,063)

Net income available to stockholders	$5,058	$—	$6,403	$—

Earnings per share — basic	$0.31		$0.48
Earnings per share — diluted	$0.31		$0.48
Weighted average shares outstanding — basic	16,456,110		13,456,009
Weighted average shares outstanding — diluted	16,456,110		13,456,009

EBITDA	$21,251	$14,469	$30,907	$22,915

HFF reports second quarter 2007 financial results

Production Volume and Loan Servicing Summary
     The reported volume data presented below is provided for informational purposes only, is unaudited and is estimated based on the Company’s internal database.
Second Quarter Production Volume Highlights
     Despite the re-pricing of risk in the capital markets which started in late February 2007, production volume for the second quarter of 2007 totaled more than $14.2 billion on 344 transactions and represents a 53.9% increase in production volume and a 7.8% increase in the number of transactions when compared to the second quarter 2006 production volumes of over $9.2 billion on 319 transactions. The average transaction size for the second quarter 2007 was over $41.5 million, approximately 42.7% higher than the comparable figure in the second quarter 2006. As was the case in the first quarter, it should be noted that a portion of the 53.9% increase in production volume was achieved due to two large investment sales portfolio transactions which closed during the quarter. If these two portfolio transactions were excluded, our production volume would have increased by 25.9% and our average transaction size for the quarter would have been approximately $34.2 million, or approximately 17.4% higher than the second quarter 2006 average transaction size.
•	Debt Placement production volume was more than $8.0 billion in the second quarter of 2007, posting a 39.4% increase over second quarter 2006 volume of nearly $5.8 billion.
•	Investment Sales production volume was in excess of $5.6 billion in the second quarter of 2007, representing a 208.8% increase over second quarter 2006 volume of more than $1.8 billion.
•	Structured Finance production volume was over $430 million in the second quarter of 2007, which was approximately $1.3 billion less than 2006’s second quarter production volume of over $1.7 billion.
•	Note Sales and Note Sale Advisory Services production volume was more than $200 million for the second quarter 2007 after reporting no production volume during second quarter 2006.
•	The amount of active private equity discretionary fund transactions on which the HFF Securities has been engaged and may recognize additional future revenue at the end of the second quarter 2007 is $1.9 billion compared to $1.1 billion in the second quarter of 2006.

HFF reports second quarter 2007 financial results

•	The principal balance of HFF’s Loan Servicing portfolio increased approximately 28.0% from approximately $16.2 billion at the end of the second quarter 2006 to over $20.7 billion at the end of the second quarter 2007, and was also over $1.7 billion higher than the end of the first quarter 2007 principal balance of $19.0 billion.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended June 30,
By Platform	2007		2006
	Production	# of	Production	# of
	Volume	Transactions	Volume	Transactions
Debt Placement	$8,029,316	258	$5,759,871	243
Investment Sales	5,601,248	55	1,814,030	46
Structured Finance	438,150	25	1,713,307	30
Note Sales & Note Sale Advisory	219,709	6	—	—

Total Transaction Volume	$14,288,423	344	$9,287,208	319

Average Transaction Size	$41,536		$29,114

Private Equity Discretionary Funds	$1,865,500		$1,065,500
Loan Servicing Portfolio Balance	$20,778,685	1,885	$16,236,771	1,683
Six Month Production Volume
     Production volume for the six months ended June 30, 2007 totaled more than $24.4 billion on 680 transactions, which represents a 55.2% increase in dollar volume and a 13.3% increase in the number of transactions when compared to the production volumes of approximately $15.7 billion on 600 transactions for the comparable period in 2006. The average transaction size for the six months ended June 30, 2007 was nearly $36.0 million, approximately 36.9% higher than the comparable figure in the first six months of 2006. It should be noted that a portion of the 55.2% increase in production volume was achieved due to three large investment sales portfolio transactions which closed during the six months ended June 30, 2007. If these large portfolio transactions were excluded, our production volume would have increased by 24.6% and our average transaction size for the six months ended June 30, 2007 would have been approximately $28.9 million, or approximately 10.4% higher than the average transaction size for the comparable period in 2006.

HFF reports second quarter 2007 financial results

Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Six Months Ended June 30,
By Platform	2007		2006
	Production	# of	Production	# of
	Volume	Transactions	Volume	Transactions
Debt Placement	$13,373,480	520	$9,542,946	454
Investment Sales	9,888,586	102	4,265,966	93
Structured Finance (3)	814,558	51	1,920,928	53
Note Sales & Note Sale Advisory	336,920	7	—	—

Total Transaction Volume	$24,413,544	680	$15,729,840	600

Average Transaction Size	$35,902		$26,216

Private Equity Discretionary Funds	$1,865,500		$1,065,500
Loan Servicing Portfolio Balance	$20,778,685	1,885	$16,236,771	1,683
Business Expansion Highlights
     HFF expanded during second quarter 2007 through the addition of 23 new positions, including 17 production support personnel and one newly hired transaction professional.
     “Despite the very choppy commercial real estate capital markets that started to become more volatile in late February 2007 and continue through today, we are extremely pleased with the outstanding operating performance achieved in the second quarter as our business continues to capitalize on our strong and expanding relationships with our existing and new clients, and the continued strong fundamentals in the commercial real estate markets. Due to continued strong results in our investment sales and debt platform services areas, our production volume for all property types and all platforms was up more than 53% over the second quarter of 2006. We were also able to continue to grow our servicing portfolio during the past 12 months by adding approximately $4.5 billion in new loans to our portfolio with over $2.7 billion coming in the six months ended June 30, 2007,” said Mr. Pelusi. “We would like to again thank our clients who have continued to show their confidence in our ability to perform value-add services for their commercial real estate and capital markets needs, especially in these challenging times in the capital markets. We would also like to thank all of our associates who have continued to demonstrate our value-add philosophy to our clients,” added Mr. Pelusi.

HFF reports second quarter 2007 financial results

Non-GAAP Financial Measures
     This earnings press release contains a Non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with Net Income, see the section of this press release titled “EBITDA Reconciliation”.
Earnings Conference Call
     The Company’s management will hold a conference call to discuss second quarter 2007 financial results on Tuesday, August 7th, at 8:30 a.m. Eastern Time. To listen, participants should dial 800-706-7741 in the U.S and 617-614-3471 for international callers approximately 10 minutes prior to the start of the call and enter participant code 83939026. A replay will become available after 10:30 a.m. Eastern Time on August 7th and will continue through September 7th, 2007, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 45722687.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday August 7th beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.
About HFF, Inc.
     Through its subsidiaries Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 18 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, note sale and note sales advisory services and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s

HFF reports second quarter 2007 financial results

actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with our transformation to a public company; (4) competitive pressures; (5) risks related to our organizational structure; and (6) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports second quarter 2007 financial results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Cash, cash equivalents and restricted cash	$44,248	$5,785
Accounts receivable, receivable from affiliate and prepaids	8,393	10,044
Mortgage notes receivable	17,300	125,700
Property, plant and equipment, net	7,298	5,040
Deferred tax asset, net (4)	134,426	—
Intangible assets, net	7,458	7,005
Other non-current assets	680	728

	$219,803	$154,302

LIABILITIES AND STOCKHOLDERS/PARTNERS EQUITY/(DEFICIENCY)
Warehouse line of credit	$17,300	$125,700
Accrued compensation, accounts payable and other current liabilities	29,344	13,854
Long-term debt (includes current portion) (5)	143	56,484
Deferred rent credit and other liabilities	4,822	2,582
Payable to minority interest holder under tax receivable agreement (4)	116,709	—

Total liabilities	168,318	198,620
Minority interest (2)	20,023	—
Class A Common Stock, par value $0.01 per share, 175,000,000 and 1,000 shares authorized, 16,445,000 and 1 share(s) issued and outstanding, respectively	164	—
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital	24,895	—
Partners deficiency	—	(44,318)
Retained earnings	6,403	—

Total stockholders/partners equity/(deficiency)	31,462	(44,318)

	$219,803	$154,302

HFF reports second quarter 2007 financial results

Notes
(1) The Company’s consolidated operating results and balance sheets for all periods presented herein give effect to the reorganization transactions made in connection with its initial public offering. In connection with the initial public offering consummated on January 30, 2007, the purchase of shares of Holliday GP and partnership units in each of the Operating Partnerships are treated as a reorganization of entities under common control for financial reporting purposes. Accordingly, the net assets of Holdings purchased by the Company are reported in the consolidated financial statement of HFF, Inc. at Holdings’ historical cost. For more information regarding the transactions associated with the initial public offering, please refer to the Company’s prospectus filed with the Securities and Exchange Commission on January 31, 2007.
(2) The minority interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the offering. As the sole stockholder of Holliday GP, the sole general partner of the Operating Partnerships, the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships and the ownership interest of Holdings in the Operating Partnerships are reflected as a minority interest in HFF, Inc’s consolidated financial statements. The minority interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. In connection with the restructuring transactions, the initial public offering on January 30, 2007, and the underwriters’ exercise of their option to purchase an additional 2,445,000 shares of Class A common stock on February 22, 2007, the first quarter 2007 is segregated into three distinct periods representing different ownership interests in the Operating Partnerships by HFF, Inc. and Holdings during each of these three periods. As such, we have presented supplemental Consolidated Operating Results for each of the three periods in the first quarter 2007 to facilitate a comparison of the Company’s results prior and subsequent to the offering and exercise of the underwriters’ option to purchase additional shares.
The table below sets forth the minority interest reported on the Company’s Consolidated Operating Results for the three and six months ended June 30, 2007

HFF reports second quarter 2007 financial results

Minority Interest Calculation
(dollars in thousands)

				Three	Three	Six
	Period	Period	Period	months	months	months
	1/1/07	1/31/07	2/22/07	ended	ended	ended
	through	through	through	March 31,	June 30,	June 30,
	1/30/07	2/21/07	3/31/07	2007	2007	2007

Net income from operating partnerships	$1,922	$1,683	$5,206	$8,811	$20,814	$29,625

Minority interest ownership percentage		61.14%	55.31%		55.31%

Minority interest		$1,029	$2,879	$3,908	$11,513	$15,421

(3) The previously reported first quarter unaudited 2007 production volume for Structured Finance was overstated by $125 million.
(4) The deferred tax asset on HFF, Inc.’s Consolidated Balance Sheet represents the net of deferred tax assets and deferred tax liabilities. Included within this account is a deferred tax asset representing the future tax benefits associated with HFF, Inc.’s tax basis step-up from its Section 754 election of the Internal Revenue Code. The increase in tax basis, and the election under Section 754 of the Internal Revenue Code, allow the Company to reduce the amount of future tax payments to the extent that it has future taxable income. As a result of the increase in tax basis, the Company is entitled to future tax benefits of $137.3 million and has recorded this amount as a deferred tax asset on its Consolidated Balance Sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings, on an after-tax basis, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of these increases in tax basis and as a result of certain other tax benefits arising from entering into the tax receivable agreement and making payments under that agreement.
The Company has estimated that the payments that will be made to Holdings will be $116.7 million and has recorded this obligation to Holdings as a liability on the Consolidated Balance Sheets. The Company has recorded the $20.6 million difference between the $137.3 million benefit and the initial $116.7 million liability to Holdings as an increase in Stockholders’ Equity.
(5) Holdings used a portion of the proceeds it received in connection with the initial public offering to repay all outstanding borrowings under HFF, LP’s credit agreement.

HFF reports second quarter 2007 financial results

EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization and income reported to the minority interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and you should not consider this in isolation, or as a substitute for analysis of our results as reported under GAAP. The Company finds it as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets, and minority interest. Note that the Company classifies the interest on the warehouse line of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. However, some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports second quarter 2007 financial results

     Set forth below is an unaudited reconciliation of consolidated net income to EBITDA for HFF, Inc. for the three months and six months ending June 30:
EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$5,058	$12,482	$8,296	$20,063
Add:
Interest expense	6	1,212	400	1,229
Income tax expense	3,796	84	4,892	207
Depreciation and amortization	878	691	1,898	1,416
Minority interest	11,513	—	15,421	—

EBITDA	$21,251	$14,469	$30,907	$22,915

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